Exhibit 99.1

ARMSTRONG


               ARMSTRONG CHAPTER 11 DISCLOSURE STATEMENT APPROVED
                      Vote on Plan of Reorganization Nears


           LANCASTER, PA (MAY 30, 2003) Armstrong World Industries, Inc. (OTC Bulletin Board: ACKHQ) received approval of its Disclosure Statement today in its Chapter 11 reorganization case from the U.S. Bankruptcy Court in Wilmington, Delaware. Judge Randall J. Newsome determined the Disclosure Statement contains adequate information to enable holders of claims against Armstrong to make an informed judgment to accept or reject its Plan of Reorganization (Plan).

           Judge Newsome also approved Armstrong's solicitation (voting) procedures and will set a date by which the Plan, Disclosure Statement and ballots for voting will be distributed and the deadline for ballots to be returned. The Plan is supported by the asbestos personal injury claimants' committee, the representative for future asbestos personal injury claimants and the unsecured creditors' committee.

           Following the solicitation of votes, the Court will hold a hearing to consider confirmation of Armstrong's Plan. It is anticipated that such hearing will be in mid-November, 2003. If the Plan is confirmed, Armstrong expects that the Plan will be implemented shortly thereafter. Armstrong's Disclosure Statement, Plan of Reorganization, Solicitation Procedures and related press releases are available at www.armstrongplan.com.

           Armstrong World Industries, Inc., a subsidiary of Armstrong Holdings, Inc., is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong's net sales totaled more than $3 billion. Founded in 1860 and based in Lancaster, PA, Armstrong has 59 plants in 14 countries and approximately 16,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.


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MEDIA CONTACT:                                         INVESTOR CONTACT:
Tom Burlington                                         Karen Wallace
Manager, Corporate Communication                       Assistant Treasurer
(717) 396-5220                                         (717) 396-6290